PROSPECTUS

AHPC Holdings, Inc.

225,000 Shares of Common Stock

This prospectus relates to the offering for potential resale by the selling security holders named in this prospectus of up to a total of 225,000 shares of our common stock, 220,000 shares of which may be issued upon the conversion of shares of our Series A convertible preferred stock issued in a private placement on February 2, 2005, and an additional 5,000 shares of common stock were issued to an affiliate of LaSalle St. Securities, L.L.C. in partial consideration for its services as a placement agent. The selling security holders named in this prospectus may use this prospectus to offer and sell their shares of common stock. We will not receive any proceeds from sales of the shares of our common stock by the selling security holders.

The shares of our common stock may be offered for resale from time to time by the selling security holders at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "GLOV." On June 29, 2005, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $4.17 per share.

Investing in the securities offered hereby involves a high degree of risk.  See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling security holders may offer to sell, and seek offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the shares of our common stock set forth in this prospectus in one or more offerings. Each time a selling security holder sells securities using this prospectus, the selling security holder is required to provide the purchaser with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference, particularly the section entitled "Risk Factors" beginning on page 2. When we use the terms "AHPC," "we," "us" or "our," we are referring to AHPC and its subsidiaries, unless the context otherwise requires. The term "you" refers to a prospective investor.

The Company

AHPC Holdings, Inc. is a marketer of foodservice and medical examination gloves in the United States through its wholly owned subsidiary, American Health Products Corporation. The Company markets a full product line of disposable gloves, including latex, vinyl, synthetic and nitrile examination and surgical gloves used in the foodservice, acute and non-acute medical, dental, nursing home and retail industries.

Our principal offices are located at 500 Park Boulevard, Suite 1260, Itasca, Illinois 60143, and our telephone number is (630) 285-9191. To obtain more information about us, see "Where You Can Find More Information."

The Offering

On February 2, 2005, we entered into securities purchase agreements with certain investors, for the private placement of shares of our Series A convertible preferred stock, which were issued on February 2, 2005 and by their terms may be converted into shares of our common stock which may be offered under this prospectus. We also entered into registration rights agreement with the investors in the private placement under which we agreed to file, within 60 days following February 2, 2005, a shelf registration statement with the SEC with respect to resales of shares of our common stock which may be issued upon conversion of the Series A convertible preferred stock held by the investors and shares of our common stock issued to an affiliate of LaSalle St. Securities, L.L.C. in partial consideration for their services as a placement agent. We also agreed to use our reasonable efforts to have the shelf registration statement declared effective under the Securities Act no later than 180 days following February 2, 2005, and to use our reasonable efforts to keep the shelf registration statement continuously effective, supplemented and amended for a specified period of time. This prospectus is a part of that shelf registration statement and may be used from time to time by selling security holders named in this prospectus to sell shares of our common stock.

Issuer	AHPC Holdings, Inc.

Shares Offered	225,000 shares of common stock, $0.01 par value.

Trading	The shares of our common stock are eligible for trading on the Nasdaq SmallCap Market.

Nasdaq SmallCap Market Symbol for Common Stock	GLOV

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling security holder of the shares of our common stock offered under this prospectus.

Risk Factors
An investment in the shares of our common stock involves significant risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 2.

RISK FACTORS

An investment in shares of our common stock involves significant risks. In addition to reviewing the other information that is part of this prospectus, including the information incorporated by reference, you should carefully consider the following risk factors before deciding to purchase shares of our common stock.

Risks Related to Our Business

We do not have sufficient cash to satisfy our liquidity needs. Consequently, our independent registered public accounting firm has expressed substantial doubt in our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in its report dated October 14, 2004 on our financial statements for the period ended June 30, 2004, with respect to our ability to continue as a going concern. This means that the auditor questions whether we can continue in business. Investors in our securities should carefully review the report prepared by our auditor. Our ability to continue in the normal course of business is dependent upon our line of credit with Greenfield Capital, our ability to increase our cash flow and profitability, and our ability to access additional capital. Uncertainties as to these matters raised substantial doubt about our ability to continue as a going concern at the date of our auditor’s report. For a more detailed discussion of these risks, see the risk factors below.

Our independent registered public accounting firm’s report regarding our ability to continue as a going concern could have a material adverse effect on our business, financial condition, and trading price of our common stock.

The issuance by our independent registered public accounting firm of its report concerning our ability to continue as a going concern could have a material adverse effect on our business, financial condition and stock price. For example, among other things, as a result of concerns regarding our financial viability, prospective and existing clients may not desire to entrust us with their supply of disposable gloves, thus, making it difficult for us to increase or maintain our revenues. Additionally, our suppliers may demand letters of credit, or accelerated payment terms as a condition to their continuing to provide us with our supply; thus, increasing our costs of operations. If any of these events or similar events occurs, it will have a material adverse effect on our business, financial condition and trading price of our common stock. For a more detailed discussion of these risks, see the risk factors below.

Our recent Series A convertible preferred stock financing may not be adequate to fully implement our development plans.

We are using the net proceeds from our private placement of Series A convertible preferred stock on February 2, 2005 primarily to fund current operations, including implementing some of our sales, marketing and product development plans. The $572,000 in gross proceeds that we raised in that financing may not be adequate to fully finance our current working capital needs. In the event that the financing proceeds and our cash flow are not sufficient to fund our working capital needs, we may ultimately need additional financing. Due to our existing financial condition, we are unlikely to secure an increase in our available line of credit. Further, we may not be able to obtain any necessary additional equity financing on reasonable terms. If we seek additional equity funding, the issuance of such additional shares and securities may substantially dilute the value of the shares of our common stock.

Our line of credit may not have sufficient availability to finance our operations.

In addition to the proceeds raised in the Series A convertible preferred stock financing, we presently finance our operations through a credit facility with Greenfield Capital secured by a blanket lien on our assets and subject to limitation in availability of funding based upon varying percentages of our accounts receivable and inventory. In addition, certain of our suppliers require the posting of letters of credit to ensure shipment of products, which letters of credit reduce availability under our revolving line of credit. Greenfield Capital can terminate our line of credit at any time, irrespective of whether any default exists under the line of credit. There can be no assurances that if our credit facility is terminated we will be able to replace such credit facility, and if we cannot replace such credit facility, we will likely not be able to continue our operations. In addition, should we lack sufficient availability for draws on the line of credit, we may be unable to finance operations in the ordinary course of business, and lack sufficient funds to implement our sales, marketing, and product development initiatives.

Our plan to increase sales and profitability may not be successful, which could result in our seeking alternatives to our business plan.

If we are unsuccessful in implementing our marketing, sales and product development initiatives, we may seek alternative ways to maximize shareholder value. Such alternatives could include going private or finding a strategic buyer to purchase our company or core business. There can be no assurance that such alternatives, if pursued, would increase the value of the shares of our common stock.

Our plan to increase profitability depends upon our ability to increase our gross margin of sale of our products.

We are currently almost exclusively engaged in the sale of disposable gloves. Accordingly, our results of operations and financial condition are highly dependent on the level of supply of and demand for disposable gloves. Historically, the gross margin on our disposable gloves has been low and our ability to raise the prices we charge our customers for these gloves is restricted by a number of factors, including the commodity like nature of our product, excess supply of gloves, concentration of our customers, and the increasing raw material cost of the gloves. Due to these factors, we may not be able to pass on price increases to our customers in a timely manner, if at all. To the extent that these factors continue, our gross margins could decline, which would adversely affect us and our future operating results.

We recently have taken action to increase our gross margins by reducing our cost of supply by diversifing our suppliers of disposable gloves. We hope to increase our product sales from higher gross margin products, such as powder-free and synthetic gloves. However, there is no assurance that these efforts will be successful.

We need to develop complimentary products to increase our gross margins.

The foodservice, industrial and retail industries look at our current line of product offerings as one product of a bundle of safety products used by their customers. We are developing additional products that can be sold in this market channel and that address the current safety requirements of our customers. These additional product offerings include polygloves, heavy-duty gloves, headwear, aprons and bibs, food storage bags and educational services. We expect that these products will typically have higher gross margins than our glove products. These products are or will be offered under our SafePrep brand and under private label. Currently, these products represent approximately five percent (5%) of our total sales, and have had a favorable effect on our overall gross margin.

We face significant competition in the sale of our products.

The various markets in which we operate are becoming increasingly competitive as a number of other companies develop and sell products that compete with our products in these markets. Certain of these competitors have significantly more financial and technical resources than us. We face additional competitive factors besides price, such as product quality, timeliness of delivery, service and the size and reliability of the manufacturer. These competitive factors may result in, among other things, price discounts by us and sales lost by us to competitors that may adversely affect our future operating results.

Our business relies heavily on sales to a few distributors.

During the year ended June 30, 2004, our national customers accounted for 86.1% of our net sales revenue. These distributors resell our products to the end users. The loss of any of these national distributors would likely have a materially adverse impact on us.

Our profitability depends on the cost of rubber and latex concentrate.

Our ability to purchase our latex products profitably is entirely dependent upon the consistent availability, at competitive prices, of raw rubber harvested by independent growers in Malaysia, Thailand and Indonesia and locally processed by others into latex concentrate. Any disruption in the consistent supply of rubber for latex concentrate due to weather or other natural phenomena, labor or transportation stoppages, shortages or other factors, could cause significant adverse effects to our results of operations and financial condition. In addition, rubber is a commodity traded on world commodities exchanges and is subject to price fluctuations driven by changing market conditions over which we have no control. During the year ended June 30, 2003, the price of latex concentrate increased by as much as 40%, causing us to incur higher cost of goods sold. We were not able to pass on these increased costs to customers as quickly as we incurred them from our suppliers, resulting in significant margin compression in fiscal year 2004.

Our supply of product is imported from Asian manufacturers and is susceptible to disruption.

The vast preponderance of our products are imported from Asian manufacturers. Should there be disruptions in the supply chain due to factors such as product shortages, labor unrest or dock strikes, we may be unable to continue to supply products on a timely basis, which would likely adversely impact our operating results and financial condition. If this were to occur, we would need a significant amount of time to establish domestic or other alternative suppliers of these products.

Currency fluctuations may affect our profitability.

Our cost of goods are affected by foreign currency fluctuations against the U.S. dollar. A fall in the value of the dollar could adversely impact profit margins and/or desirability of foreign manufactured products.

We must properly manage our inventory to maintain our business and profit margin.

Managing our inventory of various size mix and product mix is a complex task. A number of factors, including the need to maintain a significant inventory of certain sizes or products which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in us maintaining excess inventory. Other factors, including changes in market demand and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which, in turn, could adversely affect our operating results.

We may be subject to significant product liability claims.

Participants in the medical supplies business are potentially subject to lawsuits alleging product liability, many of which involve significant damage claims and defense costs. A successful claim against us in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.  Claims made against us, regardless of their merit, could also have a material adverse effect on our reputation. There is no assurance that the coverage limits of our insurance policy will be adequate or that present levels of coverage will be available at affordable rates in the future either to cover medical-related claims or to qualify us as a supplier to key accounts (which may require product liability coverage at limits in excess of what we can obtain or afford). While we have been able to obtain product liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. We are subject to a number of lawsuits filed against us and other manufacturers, distributors and/or end users. There can be no assurance that our insurance will be sufficient to meet any recovery for which we may be found liable, that the outcome of such suits will not materially adversely affect our results of operations or financial condition, or that our deductible obligation (to fund a portion of the initial cost of defense and/or liability of each such lawsuit) will not prove financially burdensome.

Our products are subject to government regulation which could cause disruptions to our supply.

Our products are subject to regulation by numerous governmental authorities in the United States and other countries, particularly to safety and adherence to Quality System Regulations (“QSR’s”) for medical devices. In the United States, examination gloves are classified as a Class I medical device product regulated by the FDA. Noncompliance with these FDA regulations can result in administrative enforcement, such as warning letters, import alerts, administrative detention or in civil penalties, product bans and recalls. Periodically, the FDA inspects shipments of medical gloves as they arrive in the United States ports. The FDA inspections and reviews may cause delays in product delivery and this can result in a loss or delay in recognition of sales and income by us. Additionally, if our gloves fail to meet the FDA requirements and we become subject to FDA penalties, warnings, or recalls, this could have a material adverse effect on our business reputation and financial condition.

The FDA may also inspect our suppliers’ manufacturing facilities for compliance with QSR’s, which incorporate pre-production design and development to achieve consistency with quality system requirements worldwide. If our suppliers fail to comply with regulatory requirements, they could be required to shut down, which in turn will have a material adverse effect on our supply. As a result of these events, our business financial condition and results of operations could be materially and adversely affected.

We depend on key management employees.

We believe that our current operations and future success depend largely on the continued services of our management employees, in particular Alan Zeffer, our president and chief executive officer. Although we have entered into an employment agreement with Alan Zeffer, he may voluntarily terminate his employment with us at any time. We do not have “key man” life insurance on Mr. Zeffer. The loss of Alan Zeffer's services, or other key management personnel, could have a material adverse effect on our financial condition and results of operations.

Risks Related to our Common Stock

The price of our common stock may fluctuate significantly, which may result in losses for investors.

In recent years, the stock market in general, including shares of our common stock, has experienced extreme price fluctuations. The market price of our common stock may be significantly affected by various factors such as: quarterly variations in our operating results; changes in our revenue growth rates; the loss of a significant customer or sales contract; changes in earnings estimates by market analysis; the announcement of new products or product enhancements by us or our competitors; speculation in the press or analyst community; the inability of the market to absorb selling pressure from one or more large institutional shareholders; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future.

Our common stock is thinly traded, which may make it more difficult for you to resell shares when you want at prices you find attractive.

Our common stock is thinly traded. Securities that are thinly traded often experience a significant spread between the market maker's bid and ask prices. Therefore, prices for actual transactions in securities may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.

We have never pay dividends on our common stock and do not intend to do so in the future.

We have never paid cash dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. In addition, we have obtained loan financing under agreements that restrict our payment of dividends. The payment of dividends on our common stock will depend on our compliance with these provisions and on our earnings, capital requirements, financial condition and other factors.

Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.

As of January 31, 2005, we had 1,119,402 shares of common stock outstanding. Of the shares outstanding, approximately all shares were freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of January 31, 2005, options to purchase approximately 292,354 shares were outstanding. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of our Series A convertible preferred stock allowing conversion to a total of 220,000 shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

It may be more difficult to trade our common stock if we cannot maintain our Nasdaq listing.

Our common stock is currently listed for trading on the Nasdaq SmallCap Market. The Nasdaq maintenance rules require among other things that our common stock price remain above $1.00 per share and that we have minimum net tangible assets in excess of $2 million. We were required to conduct a 3 to 1 reverse stock split in 2004 to maintain a sufficient per share price to preserve our Nasdaq listing.

If we were delisted from Nasdaq, the following could occur:

• broker-dealers could be less willing to effect transactions in our common stock;

• the news coverage associated with Nasdaq traded stocks would be lost;

• our common stock price could decrease; and

• investors could find it difficult to sell or obtain accurate quotations for the market value of our common stock and thus may hold a highly illiquid security.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders under this prospectus. We will pay the costs for the registration of those securities, including legal, accounting, filing and other fees, which we estimate will be approximately $25,612.82.

SELLING SECURITY HOLDERS

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling security holders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders' interests.

The table below sets forth the name of each selling security holder and the number of shares of common stock that each selling security holder may offer under this prospectus. Unless set forth below, to our knowledge, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our affiliates.

Since the date on which each selling security holder provided this information, each selling security holder identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

The selling security holders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling security holders are not obligated to sell the shares of common stock under this prospectus, we cannot estimate how many shares of common stock that the selling security holders will hold upon consummation of any such sales.

Name	Number of Shares of Common Stock(1) owned before offering	Number of Shares of Common Stock That May be Sold	Percentage of Shares of Common Stock Outstanding(2)

Tom and Vickie Horvath	28,846	28,846.0215%
John Norcross	19,230	19,230.0143%
Graham Beatty UTMA	19,230	19,230.0143%
Kendall Beatty	19,230	19,230.0143%
Blaire and Mary Ann Beatty	19,230	19,230.0143%
Maureen and Mary Ann Beatty	19,230	19,230.0143%
Robert Geras	38,460	38,460.0286%
Matthew and Joy Tomaszewski	9,615	9,615.0072%
Joe Howard	9,615	9,615.0072%
Pat and Patricia Moughan	37,314	37,314.0278%
LaSalle St. Capital Markets, Inc.	5,000(3)	5,000.0037%

(1)	Represents shares of common stock which may be issued upon conversion of shares of Series A convertible preferred stock.
(2)
Calculated based on 1,124,402 shares of common stock outstanding as of February 2, 2005, plus the 220,000 shares of common stock into which the shares of Series A convertible preferred stock are currently convertible.

(3)	Represents 5,000 shares of common stock issued and outstanding.

PLAN OF DISTRIBUTION

The selling security holders may offer and sell from time to time the shares of common stock covered by this prospectus. We will not receive any of the proceeds from resales of the shares of common stock by the selling security holders.

Securities may only be offered or sold under this prospectus pursuant to the terms of the stock restriction and registration rights agreements. However, selling security holders may resell all or a portion of the securities in open market transactions in reliance on Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock covered by this prospectus.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:

•  directly; or

•  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling security holders and/or from the purchasers of the shares of common stock for whom they may act as agent.

The shares of common stock may be sold from time to time in one or more transactions at:

•  fixed prices, which may be changed;

•  prevailing market prices at the time of sale;

•  varying prices determined at the time of sale; or

•  negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling security holders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•  on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

•  in the over-the-counter market;

•  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•  through the writing of options.

These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions and deliver shares of common stock to close out such short positions. If permitted by law, the selling security holders may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell the shares of common stock.

The outstanding shares of our common stock are listed for trading on the Nasdaq SmallCap Market under the symbol "GLOV."

The selling security holders and any broker and any broker-dealers, agents or underwriters that participate with the selling security holders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling security holders may be deemed to be underwriting discounts and commissions under the Securities Act. The selling security holders have certain relationships with us as described under "Selling Security Holders."

Because the selling security holders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

•  the name of the selling security holders and any participating underwriters, broker-dealers or agents;

•  the aggregate amount and type of securities being offered;

•  the price at which the securities were sold and other material terms of the offering;

•  any discounts, commissions, concessions or other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•  that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities.

Under the registration rights agreement, we have agreed to indemnify each selling security holder, and each selling security holder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling security holders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

The selling security holders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the shares of common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Under the registration rights agreements, we must use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until any of: (i) the sale pursuant to the shelf registration statement of the registerable securities; (ii) the registerable securities can be resold by the selling security holders without limitation pursuant to Rule 144(k) under the Securities Act; or (iii) five years from the effective date of the registration statement to which this prospectus relates.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreements. In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling security holder.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Shefsky & Froelich Ltd., Chicago, Illinois.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of June 30, 2004 and for the years ended June 30, 2004 and 2003, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding companies, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.ahpc.com. Web site materials are not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered by the selling security holders.

The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934) until this offering is completed:

•  Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

•  Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004 and December 31, 2004;

•  Current Report on Form 8-K filed with the SEC on February 2, 2005;

•  the description of our Common Stock set forth in our Form 8-A dated February 2, 1989; and

•  all filings filed by us under the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester. Any requests should be made to:

AHPC Holdings, Inc. Attention: Alan Zeffer, President and Chief Executive Officer 500 Park Boulevard, Suite 1260 Itasca, Illinois (630) 285-9191

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, including those risks discussed in the "Risk Factors" section of this prospectus. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements about our strategy, future operations, financial position, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make or incorporate by reference in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.